Sunesis Pharmaceuticals Reports Financial Results for the
Second Quarter 2008

South San Francisco, CA, August 7, 2008 - Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS), a clinical-stage biopharmaceutical company focused on the development and commercialization of novel oncology therapeutics, today reported financial results for the quarter ended June 30, 2008.

Total revenue for the second quarter of 2008 was $2.6 million, with a net loss of $13.6 million, including a $4.9 million net restructuring charge. As of June 30, 2008, cash, cash equivalents and marketable securities totaled $28.3 million, and debt totaled $1.8 million.

“We are pleased with the progress of our portfolio, including our most advanced program, voreloxin. Our trials are enrolling well, and we reported positive data from our ongoing AML and ovarian cancer trials,” said Daniel Swisher, Sunesis’ Chief Executive Officer. “We also strengthened the leadership of our development team with the addition of two seasoned industry professionals as we focused our resources on voreloxin. I am confident that the commitment and talent of the Sunesis team will build on the legacy of past contributions as we work to aggressively advance voreloxin into and through late-stage trials.”

Recent Highlights
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In May, Sunesis initiated REVEAL-1 (Response Evaluation of Voreloxin in Elderly AML), a Phase 2 clinical trial of voreloxin (formerly SNS-595) in previously untreated elderly patients with acute myeloid leukemia (AML) who are unlikely to benefit from standard induction therapy. The primary objective of the REVEAL-1 trial is to evaluate voreloxin’s anti-leukemic activity as a single agent, measured as either complete remission (CR) or complete remission without full platelet recovery (CRp). The study will also measure the duration of these responses and overall survival.

t	In June, Sunesis reported results from two clinical trials of voreloxin in patients with relapsed/refractory AML at the 13th Congress of the European Hematology Association.

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Sunesis presented comparative safety, pharmacokinetic and response data from its Phase 1 dose-escalating trial of single-agent voreloxin, evaluating data from older patients (age ≥ 60) against those from younger patients (age < 60). Six patients, including four age 60 or older and two younger than age 60, achieved CR, CRp or CRi (complete remission with incomplete recovery of hematopoeitic elements) when voreloxin was administered at doses of 50 mg/m2 or greater weekly or 40 mg/m2 twice-weekly. Remissions of up to seven months have been observed thus far, with two patients undergoing re-induction with voreloxin following relapse and one patient undergoing a bone marrow transplant. Overall, voreloxin demonstrated a similar safety profile in both older and younger patients.

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Preliminary results were also presented from Sunesis’ ongoing dose-escalating Phase 1b clinical trial evaluating voreloxin in combination with cytarabine, a current standard of care in patients with relapsed/refractory AML. Patients enrolled in the trial receive escalating doses of voreloxin administered on days one and four with a fixed dose of cytarabine given over five days. Of the twelve patients then evaluable in the first three cohorts, three patients had achieved CRs.

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At the 44th American Society of Clinical Oncology Annual Meeting in June, Sunesis presented an update of interim data from the company’s ongoing Phase 2 clinical trial of voreloxin in platinum-resistant ovarian cancer patients.

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Of 62 women evaluable for best response at a dose of 48 mg/m2 every 21 days, one patient had a CR, five patients had partial responses (PR) (including one unconfirmed) and 45 patients achieved stable disease. Forty-eight percent of the 62 evaluable patients achieved disease control, defined as stable disease for 90 days or more or a CR or PR. At 48 mg/m2, preliminary median progression free survival was 13 weeks as of mid-May.

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The company reported that out of the eight patients then evaluable for efficacy response at a dose of 60 mg/m2 once every 28 days, one patient had achieved a PR and 6 patients had stable disease as best response. Based on indications of clinical activity and voreloxin’s safety profile in this patient population, Sunesis has amended the protocol for the ongoing Phase 2 clinical trial to increase the dose to 75 mg/m2 given once every 28 days. The company expects to enroll approximately 30 patients at this new dose level by the end of this year.

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In June, Sunesis announced a corporate realignment to concentrate financial and human resources on the late-stage development of voreloxin. In conjunction with the strategic restructuring, Sunesis wound down its research activities and reduced its workforce by approximately 60 percent.

t	Ongoing trials of Sunesis’ earlier stage candidates, SNS-032 and SNS-314, continue. Sunesis expects to report additional data from all three of its clinical programs later this year.

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Sunesis announced the expansion of its product development leadership team with the appointment of industry veterans Steven B. Ketchum, Ph.D., as Senior Vice President, Research and Development and Mary G. Bolton, M.D., Ph.D., as Vice President, Clinical Development.

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In June, Sunesis received a $0.5 million milestone payment from Biogen Idec for preclinical progress against an undisclosed target in the companies' multi-kinase discovery and development collaboration. In conjunction with the June reorganization and wind down of research activities, the research term of this collaboration was amended to end on June 30, 2008, two months early.

Financial Highlights

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Collaboration revenue for the three months ended June 30, 2008 decreased to $2.6 million compared to $3.3 million in 2007. The decrease was primarily due to the fact that in 2007 Sunesis received from Merck a $1.0 million payment upon the achievement of a preclinical milestone, as well as research revenue, in the companies' BACE collaboration, which were partially offset in 2008 by the $0.5 million milestone from Biogen Idec and the acceleration of research revenue from Biogen Idec which would have been recognized in the third quarter except for the termination of the research term of Sunesis' collaboration with Biogen Idec in June 2008. In addition, research revenue from Biogen Idec was lower in 2008 compared to 2007 due to a lower number of Sunesis researchers working on the collaboration.

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Research and development expense decreased by $1.4 million, or 15 percent, to $8.3 million for the three months ended June 30, 2008 from $9.7 million for the same period in 2007. This decrease is primarily due to (i) a $0.5 million decrease in clinical trial activity related to SNS-314 and (ii) a $2.1 million decrease in expenses under the company's other kinase inhibitors program, partially offset by (iii) a $1.1 million increase in voreloxin expenses and (iv) a $0.1 million increase in SNS-032 expenses, in both cases due to increased clinical trial activities.

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General and administrative expense for the second quarter of 2008 was $3.2 million compared to $4.0 million for the second quarter of 2007. This decrease resulted primarily from reduced headcount compared to the 2007 quarter and a decrease in personnel- and office-related expenses.

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In the second quarter of 2008, Sunesis recorded a net restructuring charge of $4.9 million, comprised of $5.6 million related to the June restructuring, partially offset by the reversal of a $0.7 million charge for the August 2007 restructuring. Approximately $3.2 million of this charge represented cash expenses and the majority of these expenses will be paid in the third quarter of 2008. An additional restructuring charge, currently estimated at approximately $7.0 million, is expected to be incurred in the third quarter of 2008 after Sunesis’ former research and development facility has been completely vacated.

t	Sunesis reported a net loss of $13.6 million for the quarter ended June 30, 2008 compared to a reported net loss of $9.8 million for the three-month period ended June 30, 2007.

t	Cash used in operating activities was $18.7 million for the six months ended June 30, 2008, compared to $17.1 million for the same six-month period in 2007.

Conference Call Information
Sunesis’ management will host a conference call to review the results of the second quarter and to provide an update on its business today at 11:00 a.m. ET/8:00 a.m. PT. Individual and institutional investors can access the call via (877) 340-7912 (U.S. and Canada) or (719) 325-4871 (international). To access the live audio webcast or the subsequent archived recording, visit the “Investors and Media - Calendar of Events” section of the Sunesis website at http://www.sunesis.com. Please log on to Sunesis' website several minutes prior to the start of the presentation to ensure adequate time for any software download that may be necessary. The webcast will be recorded and available for replay on the company’s website until August 21, 2008.

About Sunesis Pharmaceuticals
Sunesis is a clinical-stage biopharmaceutical company focused on the development and commercialization of new oncology therapeutics for the treatment of solid and hematologic cancers. Sunesis has built a highly experienced cancer drug development organization committed to advancing its lead product candidate, voreloxin, in multiple indications to improve the lives of people with cancer. For additional information on Sunesis Pharmaceuticals, please visit http://www.sunesis.com.

SUNESIS and the logo are trademarks of Sunesis Pharmaceuticals, Inc.

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Safe Harbor Statement

This press release contains forward-looking statements, including without limitation statements related to the potential safety and efficacy and commercial potential of voreloxin (formerly SNS-595), planned additional clinical testing and development efforts, the timing of clinical trial enrollment, the anticipated announcement of clinical results and the timing and amount of future restructuring charges. Words such as “will,” ‘work to,” “estimated,” “expects” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis’ current expectations. Forward-looking statements involve risks and uncertainties. Sunesis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that Sunesis’ drug discovery and development activities could be halted significantly or delayed for various reasons, the risk that Sunesis’ clinical trials for voreloxin, SNS-032 and SNS-314 may not demonstrate safety or efficacy or lead to regulatory approval, the risk that preliminary data and trends may not be predictive of future data or results, the risk that Sunesis’ preclinical studies and clinical trials may not satisfy the requirements of the FDA or other regulatory agencies, risks related to the conduct of Sunesis’ clinical trials, including the pace of enrollment, risks related to the manufacturing of Sunesis’ product candidates, risks related to Sunesis’ need for additional funding and the risk that Sunesis’ proprietary rights may not adequately protect the company’s product candidates. These and other risk factors are discussed under “Risk Factors” and elsewhere in Sunesis’ annual report on Form 10-K for the year ended December 31, 2007, its quarterly report on Form 10-Q for the quarter ended March 31, 2008 and other filings with the Securities and Exchange Commission. Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

CONTACTS:
Investors	Media
Eric Bjerkholt, CFO	Karen L. Bergman or
Sunesis Pharmaceuticals, Inc.	Michelle Corral
650-266-3717	BCC Partners
650-575-1509 or 415-794-8662

Sunesis Pharmaceuticals, Inc.
Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Revenue:
Collaboration revenue	$2,591,240	$3,270,265	$4,894,423	$5,536,531
License revenue	—	—	—	250,000
Total revenues	2,591,240	3,270,265	4,894,423	5,786,531

Operating expenses:
Research and development	8,262,604	9,697,462	17,005,499	19,004,940
General and administrative	3,235,061	4,044,194	6,501,190	7,340,341
Restructuring charges	4,876,746	—	5,197,520	—
Total operating expenses	16,374,411	13,741,656	28,704,209	26,345,281

Loss from operations	(13,783,171)	(10,471,391)	(23,809,786)	(20,558,750)

Interest income	269,385	743,928	729,797	1,513,554
Interest expense	(54,433)	(44,308)	(113,806)	(96,351)
Other income (expense), net	(199)	188	472	927
Net loss	$(13,568,418)	$(9,771,583)	$(23,193,323)	$(19,140,620)

Basic and diluted loss per share	$(0.39)	$(0.31)	$(0.67)	$(0.63)

Shares used in computing basic and diluted loss per share	34,377,367	31,175,933	34,371,132	30,321,338

Sunesis Pharmaceuticals, Inc.
Consolidated Balance Sheets
	June 30	December 31
	2008	2007
ASSETS	(unaudited)	(Note 1)

Current assets:
Cash and cash equivalents	$9,480,277	$11,726,126
Marketable securities	18,864,275	35,957,933
Prepaids and other current assets	845,895	945,583
Total current assets	29,190,447	48,629,642

Property and equipment, net	860,764	4,238,498
Assets held-for-sale	1,375,313	-
Deposits and other assets	377,798	377,798
Total assets	$31,804,322	$53,245,938

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and other accrued liabilities	$7,072,536	$4,515,426
Accrued compensation	1,478,649	2,225,868
Current portion of deferred revenue	-	1,227,031
Current portion of equipment financing	1,410,667	953,940
Total current liabilities	9,961,852	8,922,265

Non current portion of equipment financing	390,747	1,352,684
Deferred rent liabilities	1,564,671	1,576,734
Total liabilities	11,917,270	11,851,683

Commitments

Stockholders' equity:
Common stock	3,440	3,437
Additional paid-in capital	322,122,902	320,579,240
Deferred stock-based compensation	(50,906)	(251,601)
Accumulated other comprehensive income	11,022	69,262
Accumulated deficit	(302,199,406)	(279,006,083)
Total stockholders' equity	19,887,052	41,394,255

Total liabilities and stockholders' equity	$31,804,322	$53,245,938

Note 1:	The consolidated balance sheet at December 31, 2007 has been derived from the audited financial statements at that date included in the Company's Form 10-K for the fiscal year ended December 31, 2007.

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